Exhibit 10(aa)



                     ADDENDUM TO NOTE PAYABLE DATED 9/15/96



This agreement is hereby amended January 20, 1997. Richard E. and Irma B. Munz agree to extend the the due date on ELEVEN THOUSAND FiVE HUNDRED ($11,500.00) DOLLARS of the Note Payable from Sytron, Inc. to Richard E. and Irma B. Munz for a period of one year with interest accruing at the rate of TWELVE (12.00%) PERCENT per annum.




/s/  Richard E. Munz                         /s/  Irma B. Munz
--------------------------------             -----------------------------------
Richard E. Munz                              Irma B. Munz


Sytron, Inc.

/s/  Robert Howard
--------------------------------
Robert Howard, President

                          MUNDIX CONTROL SYSTEMS, INC.
            320 S. Sunset Street . Longmont, Colorado 80501-6107 USA
              Voice: (303) 584-9200             FAX: (303)684-9094

In agreement between Richard and Irma Munz and Mundix Control Systems, Inc., it is understood that the amount due Mr. and Mrs. Munz prior to September 1, 1996 shall be paid as follows:

Notes and accounts payable owed several Mundix creditors which the Munzs assurnea personally shall be treated as follows:

     A. the accrued interest (approx. $ 8,203) to date shall be paid in full on or about October 15th.

     B.   $ 11,500 cash to be paid by December 31, 1996.

     C. the balance shall be converted into 2 Sytron, Inc. common stock certificates:

          9,125 shares to be included in Sytron, Inc.'s NSOP with no additonal restrictions once the plan has been registered and the underlying stock is freely trading.

          23,639 shares which will be 144 restricted stock per the rules and regulations governing its sale and transfer.




     Agreed this day: September 15, 1996.





/s/  Merwin L. Larsen                           /s/  Richard E. Munz
-----------------------------                   --------------------------------
Merwin L. Larsen, President                     Richard E. Munz
MUNDIX CONTROL SYSTEMS, INC.
                                                /s/  Irma B. Munz
                                                --------------------------------
                                                Irma B. Munz


                  Specialists in Industrial Control Since 1962